UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
FORM 8-K CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 10, 2016
Horsehead Holding Corp. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	001-33658 (Commission File Number)	20-0447377 (IRS Employer Identification No.)
4955 Steubenville Pike, Suite 405 Pittsburgh, Pennsylvania 15205 (Address of principal executive offices, including zip code)
724-774-1020 (Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On February 10, 2016, Horsehead Holding Corp. (the “Company”) entered into an Instrument of Resignation, Appointment and Acceptance with U.S. Bank National Association, as resigning trustee (the “Resigning Trustee”), and Delaware Trust Company, as successor trustee (“Delaware Trust”), with respect to the indenture, dated as of July 27, 2011, governing the Company’s 3.80% Convertible Senior Notes due 2017 (the “Convertible Notes Indenture”). On February 11, 2016, the Company and certain subsidiary guarantors entered into an Instrument of Resignation, Appointment and Acceptance with the Resigning Trustee and Wilmington Trust, National Association, as successor trustee (together with Delaware Trust, the “Successor Trustees”), with respect to the indenture, dated as of July 29, 2014, governing the Company’s 9.00% Senior Notes due 2017 (together with the Convertible Notes Indenture, the “Indentures”).

Pursuant to each instrument, the Company accepted the resignation of the Resigning Trustee and appointed the Successor Trustees to act as trustee, paying agent, registrar, custodian, conversion agent or bid solicitation agent, as applicable, under the respective Indenture. Each instrument provides, among other things, that the Resigning Trustee assigns, transfers, delivers, and conveys to the applicable Successor Trustee all rights, powers, trusts, privileges, duties and obligations of the Resigning Trustee in and to the trust created by the respective Indenture and each Successor Trustee accepts its appointment as trustee under the applicable Indenture and assumes all the rights, powers, and duties of the trustee under such Indenture, and accepts its appointment as paying agent, registrar, custodian, conversion agent or bid solicitation agent, as applicable, under the respective Indenture.

U.S. Bank National Association will continue to act as trustee, collateral agent, paying agent and registrar of the Company's 10.50% senior secured notes due 2017 issued under the indenture, dated as of July 26, 2012.

The foregoing description of these instruments does not purport to be complete and is qualified in its entirety by reference to the text of such documents, which are filed as Exhibits 4.1 and 4.2 hereto, and are incorporated by reference herein.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 15, 2016, the Board of Directors of the Company (the “Board”) created the office of Chief Restructuring Officer and appointed Mr. Timothy Boates as the Company’s Chief Restructuring Officer. Mr. Boates will report directly to the Board. His primary responsibilities will involve (i) the management of all aspects of the financial resources of the Company and its direct and indirect wholly-owned subsidiaries that filed voluntary petitions for reorganization under Chapter 11 (collectively, the “Debtors”), (ii) evaluating all aspects of the Debtors’ operations for cost reduction measures during the pendency of the bankruptcy proceedings, (iii) directing the efforts of the Debtors’ management, employees and external professionals in bankruptcy-related matters and transaction efforts, (iv) directing the development of a plan of reorganization, and (v) managing the obligations owed by the Debtors to its significant creditors.

Mr. Boates is 54 years old and is the President of RAS Management Advisors, LLC (“RAS”), which he joined in May 2000. During his tenure at RAS, Mr. Boates has acted as the chief restructuring officer, interim chief financial officer and/or the restructuring advisor in many companies across multiple industries. Mr. Boates started his career with Price Waterhouse LLP, where he spent eight years, including three in Germany. He later served as a chief executive officer and chief financial officer of various companies in food distribution and electronics manufacturing services. Mr. Boates holds a bachelor’s degree in business administration and accounting from the University of Houston. Mr. Boates does not have any family relationships with any directors or executive officers of the Company and there are no related party transactions with Mr. Boates reportable under Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended.

As part of Mr. Boates’ appointment as the Company’s Chief Restructuring Officer, on February 15, 2016, the Company and RAS entered into an engagement letter. Pursuant to the letter, and subject to approval from the bankruptcy court, RAS and its representatives, including Mr. Boates, will provide their services based on daily and hourly rates and will invoice the Debtors for fees and out-of-pocket expenses on a weekly basis. The Debtors are free to terminate RAS’s services, including the services of Mr. Boates as Chief Restructuring Officer, at any time, subject to notice provisions. Subject to approval from the bankruptcy court, the Debtors have agreed to indemnify RAS, its employees, directors, officers and agents, including Mr. Boates, against any and all claims arising from the performance of their duties as described in the letter.

Item 9.01.          Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit	Description

4.1
Instrument of Resignation, Appointment and Acceptance, dated as of February 10, 2016, among Horsehead Holding Corp., Delaware Trust Company and U.S. Bank National Association, relating to the Indenture, dated as of July 27, 2011, governing the 3.80% Convertible Senior Notes due 2017.

4.2
Instrument of Resignation, Appointment and Acceptance, dated as of February 11, 2016, among Horsehead Holding Corp., the subsidiary guarantors, Wilmington Trust, National Association and U.S. Bank National Association, relating to the Indenture, dated as of July 29, 2014, governing the 9.00% Senior Notes due 2017.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 16, 2016	HORSEHEAD HOLDING CORP.

By: /s/ Robert D. Scherich____________
Name: Robert D. Scherich
Title: Vice President and Chief Financial Officer

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